EXHIBIT  99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Rich Halberg
(847) 402-5600

Allstate Selects Don Civgin as Chief Financial Officer

Corporate Finance Veteran Joins Largest U.S. Publicly Traded

Personal Lines Insurer

NORTHBROOK, Ill.  (August 20, 2008) — Allstate (NYSE:ALL) today announced it has selected Don Civgin, 47, as its senior vice president and chief financial officer.  As CFO, Civgin will be responsible for aligning Allstate’s finance and capital structures to the $24 billion corporation’s business strategies. In addition, he will serve as a member of the corporation’s senior management team and will be a key representative to investors and Wall Street. Civgin will report to Thomas J. Wilson, Allstate’s chairman, president and chief executive officer, and will join Allstate effective September 8.

“Don joins our team at an exciting time for Allstate and will help us reinvent protection and retirement for the consumer,” said Wilson.  “Don is a highly talented leader who brings to Allstate the right mix of business and financial expertise and leadership skills.  He is results-oriented and has been successful in balancing good stewardship with decisive action.  His financial acumen in a range of corporate settings, demonstrated management skill and significant experience working with key stakeholders make him ideally suited for the role of Allstate’s chief financial officer.”

For more than 20 years, Civgin has successfully led finance and operations at several major corporations, building a breadth of experience. He is currently executive vice president and chief financial officer of OfficeMax, a leading office supply provider in North America and overseas.  He was also the CFO in the successful turnaround of General Binding Corporation and was senior vice president of finance and senior vice president of merchandise operations at Montgomery Ward.  Civgin earned an MBA from the University of Chicago and a bachelor’s of science in finance from the University of Illinois.

“Don’s broad base of experience and leadership, in combination with our strong financial team, will help us continue our focus on creating shareholder value,” said Wilson.

“I’m honored and energized to join such a capable management team at Allstate,” Civgin said.  “Allstate is a prime example of how financial strength and a passion for innovation can be combined for the good of the consumer, and I look forward to helping the organization advance that strategy.”

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Civgin replaces Acting Chief Financial Officer Sam Pilch, Allstate’s group vice president and controller.  “I am grateful to Sam Pilch for his strong contribution as acting CFO during this transition period,” continued Wilson.  “The fact that we were able to smoothly and seamlessly manage this transition speaks to the strength of our finance organization and the depth of our management team.”

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow. Customers can access Allstate products and services such as auto insurance and homeowners insurance through approximately 14,700 exclusive Allstate agencies and financial representatives in the U.S. and Canada, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at myallstatefinancial.com.

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